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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                   May 8, 2001                                0-24464
 ------------------------------------------------   ---------------------------
 Date of Report (Date of Earliest Event Reported)    (Commission File Number)


                                The Cronos Group
             (Exact name of registrant as specified in its charter)



                Luxembourg                             Not Applicable
 ------------------------------------------  ---------------------------------
 (State of incorporation or organization)    (IRS Employer Identification No.)



             16, Allee Marconi, Boite Postale 260, L-2120 Luxembourg
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                  (352) 453145
               --------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5.  OTHER EVENTS

              As disclosed in the Registrant's previous SEC reports, in October 1999 the Registrant brought an action against Stefan M. Palatin, a former Chairman and Chief Executive Officer of the Registrant, in the Supreme Court of the State of New York, for payment of the remaining balances due under two promissory notes, both dated July 14, 1997 (the "Palatin Notes"), by and between a subsidiary of Cronos, as payee, and Mr. Palatin, as payor. The original principal amount of the Palatin Notes was $9.6 million. Mr. Palatin made no payments under the Palatin Notes, which were due on October 31 and December 31, 1997, respectively. The amounts due under the Palatin Notes were reduced by $5.3 million as a result of the sale, on or about June 21, 1999, of 1,463,636 common shares of Cronos by certain of Cronos' lenders (the indebtedness of Cronos to the lenders was reduced by a like amount). The shares had been acquired by the banks by pledge from the Registrant to secure, in part, indebtedness owed by the Registrant to the banks. As a result of the sale of the shares, Mr. Palatin owed the Registrant, at the time the Registrant filed its complaint in New York Supreme Court, $6.2 million in principal under the Palatin Notes.


              Mr. Palatin did not respond to the Registrant's lawsuit, and on February 8, 2000, the Supreme Court of the State of New York entered its default judgment against Mr. Palatin in the amount of $6.6 million.


              The Registrant has pursued execution of the judgment against Mr. Palatin's beneficial ownership of the common shares of Cronos. According to filings made with the SEC by the shareholder of Klamath Enterprises S.A. ("Klamath"), Mr. Palatin is the beneficial owner of 1,793,798 outstanding common shares of Cronos owned of record by Klamath (the "Klamath Shares"). The Registrant has pursued execution of the judgment it obtained against Mr. Palatin in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, where the Registrant's transfer agent, EquiServe LP, is located, and in Geneva, Switzerland, where the individual the Registrant believes is the record owner of the outstanding shares of Klamath resides. As previously reported, the Registrant secured, from the Massachusetts Court, preliminary injunctive orders against Mr. Palatin and Klamath, enjoining them from selling or transferring the Klamath Shares, and has obtained from the Swiss courts a preliminary attachment order preventing


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the record owner of the outstanding shares of Klamath from transferring the
Klamath Shares.


              On May 10, 2001, the Registrant received notice from the Massachusetts Court that it entered, on May 8, 2001, in response to a motion by the Registrant, a judgment against Mr. Palatin and Klamath, affirming the default judgment of the New York State Supreme Court in the amount of $6,583,665.72, and ordering the Registrant's transfer agent, EquiServe LP, to cancel the Klamath Shares, to issue a new stock certificate for 1,793,798 common shares of the Registrant in the name of the Registrant's subsidiary, Cronos Equipment (Bermuda) Limited ("Cronos Bermuda"), and to transfer the Klamath Shares to Cronos Bermuda on the books and records of the transfer agent. The Court also ordered Mr. Palatin and Klamath to pay Cronos Bermuda's fees and expenses, including attorneys' fees, incurred in securing the final judgement.


              From and after May 8, 2001, the Klamath Shares, representing 19.6% of the 9,158,378 common shares of the Registrant issued and outstanding prior to said date, no longer will be deemed outstanding common shares of the Registrant. Cronos Bermuda, as the holder of the Klamath Shares, will not be entitled to vote at any meeting of the shareholders of the Registrant or on any matter put to the shareholders for approval, and will not be entitled to any dividends or other distributions declared on the outstanding common shares of the Registrant.


              Under Luxembourg law, the Registrant has three years to resell the Klamath Shares. If the shares are not resold within this period of time, then they are automatically cancelled. The Registrant may also, under Luxembourg law, seek shareholder approval for the retirement and cancellation of the shares. The Registrant does not presently intend to resell the shares but to cancel and retire them, either by seeking shareholder approval for a cancellation and retirement of the shares or by allowing the time within which to resell the shares to lapse.



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ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

              (c)   Exhibits.

                    Exhibit 99.1 - Stipulated Order entered May 8,2001 by the Massachusetts Superior Court in Cronos Equipment (Bermuda) Limited v. Stefan M. Palatin, et al. (Case No. 0000266).

                    Exhibit 99.2 - Press Release, dated May 11, 2001, issued by The Cronos Group.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   THE CRONOS GROUP

                                   By: /s/ Elinor A. Wexler
                                       --------------------
                                       Elinor A. Wexler
                                       Assistant Secretary
Date:  May 11, 2001




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                                   EXHIBIT INDEX


Exhibit

99.1 Stipulated Order entered May 8,2001 by the Massachusetts Superior Court in Cronos Equipment (Bermuda) Limited v. Stefan M. Palatin, et al. (Case No. 0000266).

99.2          Press Release, dated May 11, 2001, issued by The Cronos Group.